Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated December 8, 2009
Relating to Preliminary Prospectus dated December 1, 2009
Registration No. 333-163073
Sharps Compliance Corp.
     This free writing prospectus relates only to the securities of Sharps Compliance Corp. and should be read together with the preliminary prospectus dated December 1, 2009 related to this offering (the “Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-163073) relating to these securities. On December 7, 2009, we filed Amendment No. 3 to the Registration Statement, which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/898770/000095012309068930/h68598a3sv3za.htm. The following information is set forth in Amendment No. 3 and supplements and updates the information contained in the Preliminary Prospectus.
     Ramsay Gillman who was previously included as a selling stockholder is no longer participating in the public offering relating to the Preliminary Prospectus. Accordingly, the disclosure set forth in the Preliminary Prospectus under “Selling Stockholders” has been modified to read in substance as follows:
SELLING STOCKHOLDERS

We have included up to 3,125,854 shares owned by the selling stockholders in the registration statement of which this prospectus is a part. The footnotes to the table below and the information incorporated herein by reference describe the material relationships that each selling stockholder has had with us within the past three years.

The information is based on information provided to us by the selling stockholders and is as of December 7, 2009. The address for each selling stockholder is c/o Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054.

					Number of
				Number of	Shares of
				Shares of	Common	Shares of Common Stock Beneficially Owned After the Offering
				Common	Stock Offered			Number			Percent
				Stock Offered	Assuming the	Number		Assuming the		Percent	Assuming the
	Shares of Common Stock			Assuming No	Exercise of the	Assuming No		Exercise of the		Assuming No	Exercise of the
	Beneficially Owned			Exercise of the	Overallotment	Exercise of the		Overallotment		Exercise of the	Overallotment
	Before the Offering			Overallotment	Option in	Overallotment		Option in		Overallotment	Option in
Name of Selling Stockholder	Number(1)		Percent(2)	Option(1)	Full(1)	Option(1)		Full(1)		Option(2)(3)	Full(2)(4)

John W. Dalton(5)	1,672,803	(10)	12.32%	602,500	695,461	1,070,303	(10)	977,342	(10)	7.42%	6.72%
Claude A. Dance(6)	116,666	(11)	*	100,000	115,429	16,666	(18)	1,237	(21)	*	*
John R. Grow(7)	295,833	(12)	2.18%	89,583	89,583	206,250	(12)	206,250	(12)	1.43%	1.42%
Parris H. Holmes, Jr.(5)	1,398,348	(13)	10.30%	600,000	692,576	798,348	(13)	705,772	(13)	5.54%	4.85%
Dr. Burton J. Kunik(5)(8)	2,613,355	(14)	18.90%	1,037,500	1,197,578	1,575,855	(14)	1,415,777	(14)	10.74%	9.57%
F. Gardner Parker(5)	185,157	(15)	1.35%	50,000	57,715	135,157	(19)	127,442	(22)	*	*
David P. Tusa(9)	436,400	(16)	3.13%	190,417	219,797	245,983	(20)	216,603	(23)	1.68%	1.47%
Philip C. Zerrillo(5)	403,000	(17)	2.96%	50,000	57,715	353,000	(17)	345,285	(17)	2.44%	2.37%

*	Indicates less than 1.0%

(1)	Unless otherwise noted each of the persons named in the table has sole voting and investment power with respect to the shares reported, subject to community property laws where applicable and the information contained in this table and these notes.

(2)	The percentages indicated are based on (i) 13,575,605 shares of Common Stock issued and outstanding on November 30, 2009 and (ii) outstanding stock options exercisable within 60 days thereof.

(3)	Assumes the issuance of 500,000 shares of common stock which may be offered by the Company pursuant to this prospectus. Assumes the exercise of options by selling stockholders in conjunction with the transactions contemplated hereby.

(4)	Assumes the issuance of 577,146 shares of common stock which may be offered by the Company pursuant to this prospectus. Assumes the exercise of options by selling stockholders in conjunction with the transactions contemplated hereby.

(5)	Selling Stockholder is a member of the Board of Directors of the Company.

(6)	Mr. Dance is Senior Vice President of Sales and Marketing of the Company.

(7)	Mr. Grow served as the Company’s President and Chief Operating Officer from October 27, 2008 through April 27, 2009. Mr. Grow also served as a member of the Board of Directors from September 2005 to October 2009.

(8)	Dr. Kunik is Chairman of the Board, Chief Executive Officer and President of the Company.

(9)	Mr. Tusa is Executive Vice President, Chief Financial Officer and Business Development.

(10)	Includes 14,938 shares of restricted stock, subject to vesting.

(11)	Includes 116,666 shares that Mr. Dance has the right to acquire within 60 days upon the exercise of stock options.

(12)	Includes 215,833 shares of restricted stock of which 206,250 shares are subject to the terms of the April 27, 2009 Separation Agreement which provides that 75,000 of the 206,250 shares cannot be sold prior to April 1, 2010 and 131,250 of the 206,250 shares cannot be sold prior to October 31, 2010.

(13)	Includes 27,000 shares of restricted stock, subject to vesting.

(14)	Includes 250,000 shares that Dr. Kunik has the right to acquire within 60 days upon the exercise of stock options.

(15)	Includes 107,407 shares that Mr. Parker has the right to acquire within 60 days upon exercise of stock options and 27,750 shares of restricted stock, subject to vesting. Mr. Parker has pledged 53,164 shares of Company common stock as collateral for a personal loan with a commercial bank.

(16)	Includes 383,900 shares that Mr. Tusa has the right to acquire within 60 days upon the exercise of stock options.

(17)	Includes 35,000 shares that Dr. Zerrillo has the right to acquire within 60 days upon the exercise of stock options and 33,000 shares of restricted stock, subject to vesting.

(18)	Includes 16,666 shares that Mr. Dance has the right to acquire within 60 days upon the exercise of stock options.
(19)	Includes 57,407 shares that Mr. Parker has the right to acquire within 60 days upon exercise of stock options and 27,750 shares of restricted stock, subject to vesting.

(20)	Includes 203,483 shares that Mr. Tusa has the right to acquire within 60 days upon the exercise of stock options.

(21)	Includes 1,237 shares that Mr. Dance has the right to acquire within 60 days upon the exercise of stock options.

(22)	Includes 49,692 shares that Mr. Parker has the right to acquire within 60 days upon exercise of stock options and 27,750 shares of restricted stock, subject to vesting.

(23)	Includes 174,103 shares that Mr. Tusa has the right to acquire within 60 days upon the exercise of stock options.
     WE HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS WE HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT US AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING WILLIAM BLAIR & COMPANY, L.L.C. TOLL-FREE AT 1-800-621-0687.
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED, SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.